UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2015

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34387	13-4066508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hudson Street New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on Form 8-K dated April 23, 2015, the Company announced that it would appoint Rouven Bergmann as its Chief Financial Officer (CFO). Mr. Bergman commenced his employment at the Company on May 13, 2015 and will assume his CFO role effective on May 18, 2015.

On May 13, 2015, Medidata Solutions, Inc. (the “Company”) and Cory Douglas entered into a separation agreement relating to Mr. Douglas’s previously announced separation from the Company as CFO. Under the terms of the separation agreement, Mr. Douglas will continue in his current position as CFO until May 18, 2015 and will then continue to serve as Executive Advisor to the Company to provide advice and assistance as to transitional matters through September 30, 2015 (the “Termination Date”).

The separation agreement provides that Mr. Douglas will receive his existing base salary through the Termination Date and a lump sum payment equal to three (3) months base pay in the amount of $85,000 to be paid on October 15, 2015. Mr. Douglas will remain eligible for continued vesting of previously awarded but unvested equity awards in accordance with the applicable plan documents through the Termination Date. He will also continue to be eligible to participate in the Company’s medical, dental and vision insurance/benefit programs through the Termination Date and the Company will then pay his applicable COBRA premiums through March 31, 2016, or until his benefits are covered by a new employer.

The foregoing description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the separation agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIDATA SOLUTIONS, INC.

Date: May 14, 2015

	By:	/S/ MICHAEL I. OTNER
	Name:	Michael I. Otner
	Title:	Executive Vice President—General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release between Medidata Solutions, Inc. and Cory Douglas, dated May 13, 2015